UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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DUKE ENERGY CORPORATION
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Duke Energy Corporation
550 South Tryon Street
Charlotte, NC 28202

April 21, 2014

Dear Fellow Shareholders:

We are writing on behalf of the Board of Directors of Duke Energy Corporation in connection with the upcoming annual meeting of shareholders on May 1, 2014.  You may have heard recent campaigns from certain of our shareholders regarding their recommendation for shareholders to not re-elect four members of the Board who serve on our Regulatory Policy and Operations Committee (the “Committee”) — G. Alex Bernhardt, Sr., James B. Hyler, Jr., James T. Rhodes and Carlos A. Saladrigas.  These shareholders have raised concerns about the Committee’s qualifications and risk oversight in response to Duke Energy’s accidental discharge of coal ash at its Dan River plant in early February when a stormwater pipe unexpectedly broke underneath the ash basin.

We believe it is important that you note the following regarding these concerns:

•                  Duke Energy accepts responsibility for the Dan River incident, and all of the members of our Board, including the members of the Regulatory Policy and Operations Committee, have been, and will continue to be, actively engaged in monitoring and reviewing this serious matter with our management and overseeing the Company’s response.  Immediately following the incident, the Company mobilized its resources to swiftly address the situation, take appropriate measures, stop the release and permanently close the pipe.  The drinking water has remained safe the entire time and ongoing water sampling demonstrates the Dan River has returned to normal water quality conditions.  Moreover, the U.S. Environmental Protection Agency has considered coal ash a non-hazardous waste for decades.  Since the accident, we have been working to integrate the lessons learned from Dan River into the Company’s ongoing operations and view this as an opportunity to lead on policies around ash and ash basins — an industry-wide issue.

•                  All of our director nominees, including all of the Committee members, are well-qualified to effectively oversee the Company’s response to the Dan River incident and the development and execution of our comprehensive coal ash management plan.  The Committee was formed in July 2012, and three of the four directors targeted by these shareholders joined the Committee in January 2014.  The Committee’s purpose is to provide oversight for regulatory strategy and environmental, health and safety issues as well as the public policies and practices of the Company.  Collectively, the Committee has the requisite skills and experience to provide effective oversight, including: energy industry, financial, political, regulatory and risk management expertise.

For these reasons, which are more fully discussed below, the Board strongly urges you to support Duke Energy and vote FOR the election of all of our directors, including all of the members of the Regulatory Policy and Operations Committee.

Duke Energy, including its entire Board of Directors and its management team, is taking full responsibility for the Dan River incident and is committed to making it right.  Addressing the serious issues associated with the Dan River incident and coal ash management is a top priority for the Board and the Company’s management team.  We are focused on moving forward and doing the right thing.  At the direction and under the guidance of our Board and the Committee, the Company is working to develop and implement a comprehensive coal ash management plan.

Duke Energy has taken immediate actions in the near-term.  The Board, including the Committee, has been continually updated on and is playing an integral role in monitoring and overseeing these near-term actions.  Since the Dan River incident, the Board and the Committee have met five times and have received thirteen updates from management, resulting in significant action, including:

•                  Establishment of an internal strategic task force to undertake a comprehensive review of every Duke Energy ash basin.  The task force reports directly to Lynn Good, our Vice Chairman, President and Chief Executive Officer.

•                  Engagement of independent, third-party engineering experts to complete an assessment of all our ash basins.  We expect this work to be completed by May 31, 2014 and we will take immediate action to address any identified issues.

•                  Development of a near-term plan in North Carolina for three of our retired plants (Dan River, Sutton and Riverbend) and three of our active operating units (two units at Asheville and Cliffside Unit 5).  The task force has also developed an approach to reduce risk on remaining ash basins at our retired North Carolina plants by accelerating the removal of water from those ash basins.

Development of a comprehensive longer-term coal ash management plan is underway.  Closing ash basins has been a long-term priority of Duke Energy’s and we have made great strides towards that goal.  The Company began retiring coal plants prior to the Dan River incident as part of modernizing our generation fleet to transition to cleaner, more efficient energy sources.  The Dan River incident caused us to reevaluate the Company’s coal ash management and basin closure strategy.  The steps we have taken reflect our commitment and effort to strengthen that plan.  We are committed to working with all of our federal and state regulators to fully address the incident as well as reach sound, responsible solutions for how we manage coal ash across our footprint.

Under the direct oversight of the Board and the Committee, the coal ash management plan will include a review of all our active and inactive ash basins and closure strategies for the remaining retired plants.  Outside experts will assist in this effort, which will include a review of the effectiveness of ash storage management programs and practices to confirm that longer-term solutions are sustainable and lessons learned are captured for company-wide application.  We expect to complete the work on this strategy by year-end.

All of our director nominees, including all of the members of the Regulatory Policy and Operations Committee, are well-qualified to serve Duke Energy and our shareholders.  All of our directors bring to the Board valuable insight and significant relevant experience, including utility industry and regulatory expertise.  In addition, collectively, the Committee has the requisite skills and experience to provide effective oversight, including energy industry, financial, political, regulatory and risk management expertise.  Moreover, each of Mr. Bernhardt, Mr. Hyler, Dr. Rhodes and Mr. Saladrigas individually brings valuable skills and attributes to the Committee and to the entire Board.

•                  Mr. Bernhardt brings to the Board nearly 40 years of significant business and leadership experience and communications expertise.  Mr. Bernhardt also has knowledge of environmental and water quality issues in North Carolina and the region through leadership and membership in various environmental organizations.  As a long-standing member of our Nuclear Oversight Committee, Mr. Bernhardt also has extensive nuclear experience, including performing risk analysis, prioritizing safety matters and addressing environmental issues.

•                  Mr. Hyler brings to the Board in-depth knowledge and experience in financial services and corporate finance, including expertise in financial risk management.  Mr. Hyler is also experienced in working with regulatory agencies, including through his membership on the North Carolina State Banking Commission and his experience with the North Carolina Utilities Commission, the regulator of our largest jurisdiction.

•                  Dr. Rhodes previously served as President and Chief Executive Officer of Virginia Electric & Power Company, a subsidiary of Dominion Resources, and as Chairman and Chief Executive Officer of the Institute of Nuclear Power Operations, a nonprofit corporation promoting safety, reliability and excellence in nuclear plant operation.  Dr. Rhodes also chairs our Nuclear Oversight Committee.  He therefore brings to the Board extensive knowledge of and management experience in the energy and nuclear industries, including expertise in the complex regulatory and environmental issues and risks in those industries.

•                  Mr. Saladrigas brings to the Board broad business skills and experience, including extensive expertise in human resources, financial services, accounting and international operations.  As an executive in the health care field, Mr. Saladrigas also has experience in the regulatory arena.  In addition, he brings diversity to the Board room and discussions.

Our Board has and will continue to work diligently and successfully on behalf of our shareholders.  We are confident that all of our directors, including the members of the Committee, have the requisite experience, knowledge, judgment and dedication to effectively oversee the development and execution of our comprehensive coal ash management plan.  Accordingly, the Board strongly endorses all of our director nominees and unanimously recommends that shareholders vote FOR ALL of our director nominees.

We value our shareholders’ viewpoints and take the concerns raised by our shareholders seriously.  The incident at Dan River has our full attention and the Board remains actively engaged in monitoring and reviewing the matter with our management and overseeing the Company’s response.  We have a considerable amount of work ahead of us, and we remain steadfast in our commitment to working with our stakeholders, including our regulators, to take action that will be in the best interests of the Company, our shareholders, our customers, our employees and the communities we serve.

Sincerely,

Ann Maynard Gray	Lynn J. Good
Chairman of the Board	Vice Chairman, President and Chief Executive Officer

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